DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 As of March 31, 2020, the Company has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our Capital Stock and (2) our American Depository Shares. DESCRIPTION OF CAPITAL STOCK We are a public company incorporated in South Africa with registration number 1995/013858/06. The following description is a summary of the Company’s share capital and the various provisions of the Company’s Memorandum of Incorporation, the South African Companies Act 71 of 2008 (“Companies Act”) and the Listings Requirements of the JSE Limited (“JSE Listings Requirements”), which does not purport to be complete and is qualified in its entirety by reference to all of the provisions of those sources. Share Capital The Company’s authorized share capital consists of:  1,000,000,000 ordinary shares, no par value, each ranking pari passu in all respects; and  100,000,000 preference shares. No preference shares are currently in issue and no specific preferences rights, limitations or other terms have been determined for the preference shares. The Company’s Board of Directors may from time to time, in accordance with the Companies Act and the JSE Listings Requirements determine the preferences, rights, limitations or other terms of the preference shares. Voting Rights Each shareholder is entitled to vote on any matter to be decided by the shareholders and to one vote in respect of each share held in the case of a vote by means of a poll, and to vote at every general meeting or annual general meeting, in person or by proxy. Issuance of Additional Shares and Pre-emption Rights The Company’s Board of Directors may resolve at any time to issue additional shares provided that:  the Company’s Board of Directors may only issue shares within the classes and to the extent that those shares have been authorized by or in terms of the Memorandum of Incorporation;  pursuant to the authorization granted by shareholders at the Company’s annual general meeting, the Company’s Board of Directors may only allot, and/or issue and/or dispose of such number of shares which shall not exceed 10% of the Company’s issued share capital as from the date of passing of the resolution authorizing the allotment, issue or disposal, less the aggregate number of shares, if any, held by the Company and its subsidiaries, from time to time, as treasury shares;  pursuant to a general authorization, the Company’s Board of Directors may only issue for cash additional ordinary shares representing up to 5% of the ordinary shares outstanding at the time of the general authorization and not with a greater than 10% discount to the 30-day VWAP as of the issuance date; and  if the voting power of the class of shares that are issued or issuable as a result of the transaction or series of integrated transactions will be equal to or exceed 30% of the voting power of all the shares of that class held by shareholders immediately before that transaction or series of integrated transactions, the approval of the shareholders by special resolution (i.e., a resolution supported by the holders of at least 75% of the voting rights exercised on the resolution) will also be required.

Although holders of ordinary shares have no pre-emptive rights under the Companies Act, the JSE Listings Requirements and our Memorandum of Incorporation require that any of our unissued equity securities must first be offered to existing shareholders pro rata to their holdings of shares unless these securities are issued (i) for the acquisition of assets or (ii) upon receipt of shareholder approval. Subject to shareholder approval at the shareholder meeting to be held prior to the completion of the offering, pre-emptive rights will not apply to shares deposited with the depository for issuance of ADSs because this offering involves a specific issuance of shares for cash. Variation of Rights Subject to the provisions of the Companies Act, we may from time to time, by way of a special resolution of shareholders (i.e., a resolution supported by the holders of at least 75% of the voting rights exercised on the resolution) and an amendment to the Memorandum of Incorporation, vary the preferences, rights, limitations or other terms of any shares (the ordinary shares); provided that if any amendment of the Memorandum of Incorporation relates to the variation of any preferences, rights, limitation and other share terms attaching to any other class of shares already in issue (i.e. the preference shares), that amendment must not be implemented without a special resolution of the holders of the shares of that class at a separate meeting. In such instances, the holders of such shares will be allowed to vote at the meeting of ordinary shareholders, subject to the provisions of the Memorandum of Incorporation dealing with “affected shareholders.” Distributions of Assets on Liquidation If the Company is liquidated, shareholders are entitled to receive their proportionate share of the Company’s net assets after the payment of creditors. Changes in Capital or Objects and Powers Subject to the provisions of the Companies Act and JSE Listings Requirements, the Company may from time to time, by way of a special resolution of the shareholders (i.e., a resolution supported by the holders of at least 75% of the voting rights exercised on the resolution) and an amendment to the Memorandum of Incorporation:  increase or decrease the number of authorized shares of any class of shares;  consolidate and reduce the number of issued and authorized shares of that class without an increase of its capital;  subdivide its shares of any class by increasing the number of its issued and authorized shares of that class without an increase of its capital;  reclassify any classified shares that have been authorized but not issued; or  classify any unclassified shares that have been authorized but not issued. Rights of Minority Shareholders and Fiduciary Duties Majority shareholders of South African companies have no fiduciary duties to minority shareholders. However, the Companies Act provides certain relief and protection for minority shareholders, including access to the court in instances where such minority shareholder has been unfairly prejudiced. The provisions of the Companies Act are designed to provide some protection and relief for minority shareholders without overly restricting the powers of any majority shareholder. There may also be common law personal actions available to a minority shareholder of a company. The fiduciary obligations of directors may differ from those in the United States and certain other countries. In South Africa, the common law imposes on directors a duty to act with care, skill and diligence and a fiduciary duty to conduct the company’s affairs honestly and in the best interests of the company. These common law fiduciary duties have also been codified in the Companies Act and include acting in good faith and for a proper purpose. General Meetings of Shareholders The Company is required to convene an annual general meeting at least once in each calendar year, but not more than fifteen months after the date of the previous annual general meeting. The Company’s Board of Directors is required to call a meeting of shareholders if one or more demands are delivered to it and each such demand describes the specific purpose for which the meeting is proposed and, in the aggregate, demands for substantially the same purpose are made by shareholders, as of the earliest time specified in any such demands, of at least 10% of the voting rights entitled to be exercised in relation to the matter proposed to be considered at the meeting. All meetings (whether called for the passing of special or ordinary resolutions) shall be called on not less than fifteen business days’ notice. Annual general meetings may be held by way of electronic communication, but may not be held by way of signed written resolutions. Change of Control Various transactions including, without limitation, those which result in a person or a group of persons acting in concert, holding shares entitled to exercise or cause to be exercised 35% of more of the voting rights at meetings of the Company’s shareholders, will be subject to the Takeover Regulations, which are regulated by the Takeover Regulation Panel. The Takeover Regulations impose various obligations in such circumstances including the requirement of an offer to minority shareholders. A transaction will be subject to the approval of the competition authorities in terms of the Competition Act 89 of 1998 (“Competition Act”) if it results in the acquisition of “control”, as defined in the Competition Act, and otherwise falls within the scope of the Competition Act. The Competition Act prohibits a transaction falling within its scope from being implemented without the necessary approvals. To the extent applicable, a transaction may be subject to the JSE Listings Requirements as well as the approval of the Exchange Control Department of the South African Reserve Bank, and other applicable regulatory bodies. Certain fundamental transactions, such as a merger, amalgamation, scheme of arrangement and sale of a majority of the company’s assets, require a special resolution of shareholders, and if 15% or more of shareholders vote against such a resolution, any dissenting shareholder may, within five days, require the company, at its expense, to obtain court approval before implementing the resolution. Even if less than 15% of the shareholders vote against the resolution, any dissenting shareholder may apply to court for a review of the transaction. Non-South African Shareholders There are no limitations in the Memorandum of Incorporation or under South African law on the right of non- South African shareholders to hold or exercise voting rights attaching to any of the Company’s ordinary shares. Amendment of the Memorandum of Incorporation The Memorandum of Incorporation may only be amended by a special resolution approved by the shareholders, or in compliance with a court order. Differences in Corporate Law You should be aware that the Companies Act, which applies to the Company, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act applicable to the Company which differ in certain respects from provisions of the Delaware corporate law. As the following statements are summaries, they do not address all aspects of South African law that may be relevant to the Company and its shareholders. Duties of Directors The fiduciary obligations of directors may differ from those in the United States. In South Africa, common law imposes on directors a duty to act with care, skill and diligence and a fiduciary duty to conduct the company’s affairs honestly and in the best interests of the company. These common law fiduciary duties have also been codified in the Companies Act and require that when acting as a director, a person must exercise the powers and perform the functions of a director:  in good faith and for a proper purpose;  in the best interests of the company; and  with the degree of care, skill and diligence that may reasonably be expected of a person:

 carrying out the same functions in relation to the company as those carried out by that director; and  having the general knowledge, skill and experience of that director. A director will be seen to have complied with these requirements, if the director has taken reasonably diligent steps to become informed about the matter; had a rational basis for believing the decision was in the best interests of the company; and either had no material financial interest in the matter (and had no reasonable basis to know that any related person had a financial interest in the matter) or complied with the requirements of the Companies Act in relation to disclosure of such interest and recusal from decisions relating to the matter. A director is entitled to rely on one or more employees of the company whom the director reasonably believes to be reliable and competent in the functions performed or the information, opinions, report or statements provided. In addition, directors may rely on legal counsel, accountants or other professional persons where required. Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule”. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation. Indemnification of Directors and Officers The Company may advance expenses to a director or directly or indirectly indemnify a director in respect of the defense of legal proceedings or liability arising out of his service to the Company (or purchase insurance to protect the Company or the director) save in certain instances including bad faith, actual knowledge that conduct was outside the scope of the Memorandum of Incorporation or willful misconduct or willful breach of trust on the part of the director. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his/her conduct was unlawful. Liability of Directors and Officers South African law specifies a number of instances where a director may be held personally liable for his actions, such as instances where he has breached his duties, where he has acted without authority (where he has knowledge of his incapacity), where he has been party to any act or omission by the company despite knowing that the act or omission was calculated to defraud a creditor, employee or shareholder of the company or had another fraudulent purpose, as well as instances where he has been present at a meeting or participated in a decision and failed to vote against the decision, which decision contravened the provisions of the Companies Act (including the solvency and liquidity test). Under Delaware law, a corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its stockholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, stock repurchases or stock redemptions, or any transaction from which a director derived an improper personal benefit. Interested Directors The Companies Act requires that a director who has a personal financial interest in a matter to be considered at a board meeting, or knows that a related person has a personal financial interest in the matter, must, amongst other things, disclose the interest and its general nature, disclose any material information relating to the matter and known to the director, and must recuse himself from the meeting and not take part in the consideration of the matter. Non- compliance with these requirements can, however, be ratified by an ordinary resolution of shareholders. Under Delaware law, such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit. Committees of the Board of Directors The Companies Act provides that, except to the extent that the company’s Memorandum of Incorporation provides otherwise, the board of directors may appoint any number of committees of directors and delegate to any committee any of the authority of the board. The Company’s Memorandum of Incorporation does not restrict this provision and the Company has a number of committees, including an Executive Committee, an Audit and Risk Committee, a Remuneration and Nominations Committee and a Social and Ethics Committee. Delaware law allows the board of directors of a corporation to delegate many of its powers to committees, but those committees may consist only of directors. Voting Rights and Quorum Requirements Under South African law, the meeting, voting and quorum requirements are governed by a company’s memorandum of incorporation and the Companies Act, except in certain circumstances. The quorum for a shareholders’ meeting to begin or for a matter to be considered, is at least three shareholders entitled to attend and vote. In addition, a shareholders’ meeting may not begin and no matter may be decided until sufficient persons are present to exercise, in aggregate, at least 25% of the voting rights. If a quorum is not achieved, the meeting will be postponed by one week and if at the adjourned meeting, a quorum is still not achieved, those present will be deemed to constitute a quorum. For an ordinary resolution to be approved it must be supported by more than 50% of the voting rights exercised in relation to such resolution. For a special resolution to be approved, it must be supported by the holders of at least 75% of the voting rights exercised in relation to such resolution. The Companies Act sets out a number of matters where the approval of a special resolution is required (e.g., amendment of the company’s memorandum of incorporation, granting of financial assistance, winding up of the company). Companies may add further matters to this list specified in the Companies Act. In accordance with the provisions of the Companies Act and in compliance with the JSE Listings Requirements, the Company has included a requirement that an increase or decrease in the number of authorized shares and the classification and reclassification of shares may not be undertaken by the Board of Directors and requires approval of 75% of the votes represented, of our shareholders. Furthermore, any share repurchase by the Company requires the same level of shareholder approval. In addition, JSE Listings Requirements requires a special majority of 75% of the voting rights for an ordinary resolution relating to certain matters including the issuance of equity securities for cash. Shareholders are entitled to one vote on a show of hands, irrespective of the number of voting rights held, or where voting takes place on a poll, the shareholders shall have such number of voting rights as equates to the securities held by that shareholder. The Company has proposed to its shareholders for their approval an amendment to the Memorandum of Incorporation providing that all votes shall be taken by way of poll.

Under Delaware law, unless otherwise provided in the company’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors. Dividends Under South African law, a company may not make any proposed distribution unless:  the distribution:  is pursuant to an existing legal obligation of the company, or a court order; or  the board of the company, by resolution, has authorized the distribution;  it reasonably appears that the company will satisfy the solvency and liquidity test (set out in the Companies Act) immediately after completing the proposed distribution; and  the board, by resolution, has acknowledged that it has applied the solvency and liquidity test, and reasonably concluded that the company will satisfy the test immediately after completing the proposed distribution. Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Amalgamations, Mergers and Similar Arrangements and Takeovers Various transactions including, without limitation, those which result in a person or a group of persons acting in concert, holding shares entitling the shareholder(s) to exercise or cause to be exercised 35% or more of the voting rights at meetings of shareholders of the company, will be subject to the Takeover Regulations, which are regulated by the Takeover Regulation Panel. The Takeover Regulations impose various obligations in such circumstances including the requirement of an offer to minority shareholders. Two or more companies may amalgamate or merge under South African law, if upon the implementation of the amalgamation or merger, each amalgamated or merged company will satisfy the solvency and liquidity test set out in the Companies Act. The boards of each company are required to consider the solvency and liquidity test and if the boards reasonably believe that each proposed amalgamated or merged company will satisfy the solvency and liquidity test, the agreement may be submitted for consideration at a shareholders meeting. The amalgamation or merger will need to be approved by way of special resolution of the shareholders and in certain circumstances, a compliance certificate will need to be obtained from the Takeover Regulation Panel. A transaction will be subject to the approval of the competition authorities in terms of the Competition Act if it results in the acquisition of “control,” as defined in the Competition Act and otherwise falls within the scope of the Competition Act. The Competition Act prohibits a transaction (falling within its ambit) from being implemented without the necessary approvals. To the extent applicable, a transaction may be subject to JSE listings requirements, as well as the approval of the Exchange Control Department of the South African Reserve Bank, and other applicable regulatory bodies. Certain fundamental transactions (such as a merger, amalgamation, scheme of arrangement and sale of a majority of the company’s assets) require a special resolution of shareholders, and if 15% or more of shareholders vote against such a resolution, any dissenting shareholder may (within five days) require the company, at its expense, to obtain court approval before implementing the resolution. Even if less than 15% of the shareholders vote against the resolution, any dissenting shareholder may apply to court for a review of the transaction.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive payment in the amount of the fair market value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. In respect of takeover transactions, under Delaware law, the board of directors may take defensive actions against a takeover if the directors believe in good faith that the takeover is a threat to the company’s interests and if the response is reasonable in light of the threat posed by the takeover. However, the board may not use such measures for its own personal interests. For example, a board may institute defensive measures to allow it to negotiate a higher price with the acquirer or prevent shareholders from being coerced into selling at a price which is clearly too low. However, the board of directors may not use such measures just to keep itself in control of the company. This is different from South African law, where the board of directors may not, without shareholder and Takeover Regulation Panel approval, do anything which may result in the frustration of a genuine offer. In addition, the completion of certain merger or acquisition arrangements above a statutory threshold level is also subject to the receipt of competition and antitrust clearances in the United States. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder, such merger or acquisition transactions may not be completed until notification and report forms have been filed with the Federal Trade Commission and the Department of Justice and the applicable waiting periods have expired. Shareholders’ Suits Generally, shareholders in South Africa may not sue for wrongs suffered by the company (derivative actions) and any such action would instead be implemented in the name of the company, under the direction of the board of directors. The Companies Act does, however, afford shareholders (and certain other interested persons) the right to serve a demand on the company to commence or continue legal proceedings, or take related steps, to protect the legal interests of the company. Shareholders would also be entitled to sue in their own names for prejudices or wrongs that they have suffered through the actions of the company and/or the directors. A shareholder or a director may apply to court for relief if any act or omission of the company has had a result that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of, such person. Further, even if a resolution (in relation to a fundamental transaction) has been adopted by way of a special resolution, the company may not proceed to implement the resolution without the approval of a court if the resolution was opposed by at least 15% of the voting rights that were exercised on that resolution and any person who voted against the resolution has required the company to seek court approval; or the court, on an application by any person who voted against the resolution, grants that person leave to apply to court for a review of the transaction. In certain circumstances (namely resolutions relating to the alteration of the company’s memorandum of incorporation that prejudicially alter the rights of a particular class of shares, or any fundamental transaction, such as a takeover or merger), the Companies Act allows dissenting shareholders to lodge a written objection to the resolution prior to the vote being cast, and if the resolution is then adopted such shareholders may demand that the company pay them the fair value for all of the shares of the company held by that person. Delaware law generally allows a shareholder to sue for wrongs suffered by the company if the shareholder first demands that the company sue on its own behalf and the company declines to do so, but allows the shareholder to. In certain situations, such as when there are specific reasons to believe that the directors are protecting their personal interests, the shareholder may sue directly without first making the demand. Inspection of Corporate Records Rights of access to information (including access to inspect and copy the company’s memorandum of incorporation, directors’ reports, reports of annual meetings, notices and minutes of annual meetings and the securities register) are granted to persons who hold or have a beneficial interest in any securities in South African companies, under the Companies Act. Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Shareholder Proposals The Companies Act provides that any two shareholders of a company may propose a resolution concerning any matter in respect of which they are each entitled to exercise voting rights and may require that the resolution be submitted to shareholders for consideration at a special meeting demanded in accordance with the provisions of the Companies Act, at the next meeting of shareholders or by way of written vote. Under Delaware law, a corporation’s bylaws may provide that if the corporation solicits proxies with respect to an election of directors, it may be required, to the extent and subject to such procedures or conditions as may be provided in the bylaws, to include in its proxy solicitation materials, in addition to individuals nominated by the board of directors, one or more individuals nominated by a shareholder. Furthermore, the corporation’s bylaws may provide for the reimbursement by the corporation of expenses incurred by a shareholder in soliciting proxies in connection with an election of directors, subject to certain procedures and conditions. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which other business may be brought before a meeting. Calling of Special Shareholders’ Meetings The board of directors of a company is required to call a shareholders meeting if one or more written and signed demands for such meeting are delivered to the company, and each such demand described the specific purposed for which the meeting is proposed; and in aggregate, demands for substantially the same purpose are made and signed by holders of at least 10% of the voting rights entitled to be exercised in relation to the matter proposed to be considered at the meeting. Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders. Staggered Board of Directors In accordance with the Company’s Memorandum of Incorporation, no directors are appointed for life or for an indefinite period and at least one-third of the non-executive directors retire by rotation each year and stand to re- election at the annual general meeting in accordance with the Memorandum of Incorporation. Delaware law permits corporations to have a staggered board of directors. Approval of Corporate Matters by Written Consent Except in respect of annual general meetings or, in the case of a listed company, any meetings required in terms of the JSE Listings Requirements, any matter that could be voted on by shareholders at a meeting may instead be submitted for consideration to the shareholders entitled to vote thereon, and voted on in writing by the shareholders within 20 business days thereafter. In addition, South African company law also provides for electronic communication at shareholders’ meetings and for meetings to be conducted entirely by way of electronic communication; provided that the electronic communication employed ordinarily enables all persons participating in the meeting to communicate concurrently with each other without an intermediary, and to participate reasonably effectively in the meeting. Delaware law permits shareholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted. Amendment of Constitutional Documents Under South African law, a company’s memorandum of incorporation may only be amended by way of a special resolution approved by the shareholders, or in compliance with a court order. Under Delaware law, a company’s certificate of incorporation may be amended if the amendment is approved by both the board of directors and the shareholders. Unless a different percentage is provided for in the certificate of incorporation, a majority of the voting power of the shareholders of the corporation is required to approve an amendment. Under Delaware law, the certificate of incorporation may limit or remove the voting power of a class of the company’s stock. However, if the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of a class of stock, the holders of shares of that class are entitled to vote, as a class, upon the proposed amendment, without regard to the restriction in the certificate of incorporation. Additionally, Delaware law allows the bylaws of the corporation to be amended either by the shareholders or, if allowed in the certificate of incorporation, by the board of directors. DESCRIPTION OF AMERICAN DEPOSITARY SHARES American Depositary Shares The Bank of New York Mellon, as depositary, registered and delivered American Depositary Shares, also referred to as ADSs. Each ADS represents 25 shares (or a right to receive 25 shares) deposited with the principal Johannesburg office of any of Standard Bank of South Africa, FirstRand Bank Ltd or Societe Generale (ZA), as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286. A person may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in that person’s name, or (ii) by having ADSs registered in a person’s name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through a person’s broker or other financial institution. If a person holds ADSs directly, the person is a registered ADS holder, also referred to as an ADS holder. This description assumes that a person is an ADS holder. If a person holds the ADSs indirectly, that person must rely on the procedures of his/her broker or other financial institution to assert the rights of ADS holders described in this section. The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. As an ADS holder, the Company will not treat a person as one of its shareholders and that person will not have shareholder rights. South African law governs shareholder rights. The depositary will be the holder of the shares underlying the ADSs. As a registered holder of ADSs, a person will have ADS holder rights. A deposit agreement among the Company, the depositary and the relevant person, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs. The following is a summary of the material provisions of the deposit agreement. For more complete information, please read the entire deposit agreement and the form of ADR. Dividends and Other Distributions How will an ADS holder receive dividends and other distributions on the shares? The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. The ADS holder will receive these distributions in proportion to the number of Shares that ASD holder’s ADSs represent. Cash. The depositary will convert any cash dividend or other cash distribution the Company pays on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, the ADS holder may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares the Company distributes as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution. Rights to purchase additional shares. If the Company offers holders of its securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, the ADS holder will receive no value for them. If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on the ADS holder’s behalf. The depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if the ADS holder pays it the exercise price and any other charges the rights require to be paid. U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, an ADS holder may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place. Other Distributions. The depositary will send to ADS holders anything else the Company distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what the Company distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what the Company distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from the Company that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. The Company has no obligation to register ADSs, shares, rights or other securities under the Securities Act. The Company also has no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that an ADS holder may not receive the distributions which the Company makes on its shares or any value for them if it is illegal or impractical for the Company to make them available to the ADS holder. Deposit, Withdrawal and Cancellation How are ADSs issued? The depositary will deliver ADSs if the ADS holder or its broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names the ADS holder requests and will deliver the ADSs to or upon the order of the person or persons that made the deposit. How can ADS holders withdraw the deposited securities? The ADS holder may surrender his/her ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at the ADS holder’s request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible. How do ADS holders interchange between certificated ADSs and uncertificated ADSs? The ADS holder may surrender his/her ADR to the depositary for the purpose of exchanging the ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs. Voting Rights How do you vote? ADS holders may instruct the depositary to vote the number of deposited shares their ADSs represent. The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver the Company’s voting materials to them if the Company asks it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary. Otherwise, the ADS holder won’t be able to exercise the right to vote unless the shares are withdrawn. However, the ADS holder may not know about the meeting enough in advance to withdraw the shares. The depositary will try, as far as practical, subject to the laws of South Africa and of the Company’s Memorandum of Incorporation or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed or as described in the following sentence. If the Company requests the depositary to solicit the ADS holder’s instructions but the depositary does not receive instructions by the specified date, the depositary will give a discretionary proxy to a person designated by the Company to vote the shares as to each matter to be voted on, unless the Company notifies the depositary that (i) the Company does not wish to receive a proxy, (ii) substantial opposition to the matter exists or (iii) the matter would materially and adversely affect the rights of holders of ADSs. The Company cannot assure the ADS holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that the ADS holder may not be able to exercise the right to vote and there may be nothing the ADS holder can do if the shares are not voted as requested. In order to give the ADS holders a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if the Company requests the depositary to act, the Company agrees to give the depositary notice of any such meeting and details concerning the matters to be voted upon as soon as practicable in advance of the meeting date. Fees and Expenses Persons depositing or withdrawing shares or ADS holders must pay: For: $5.00 (or less) per 100 ADSs (or portion of 100 ADSs) Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates $.05 (or less) per ADS Any cash distribution to ADS holders A fee equivalent to the fee that would be payable if securities Distribution of securities distributed to holders of distributed to the holder had been shares and the shares had deposited securities which are distributed by the been deposited for issuance of ADSs depositary to ADS holders $.05 (or less) per ADSs per calendar year Depositary services Registration or transfer fees Transfer and registration of shares on the Company’s share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars Taxes and other governmental charges the depositary or the As necessary custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes Any charges incurred by the depositary or its agents for As necessary servicing the deposited securities The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid. From time to time, the depositary may make payments to the Company to reimburse and / or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions. Payment of Taxes The ADS holder will be responsible for any taxes or other governmental charges payable on the ADSs or on the deposited securities represented by any of the ADSs. The depositary may refuse to register any transfer of the ADS holder’s ADSs or allow the withdrawal of the deposited securities represented by the ADSs until such taxes or other charges are paid. It may apply payments owed to the ADS holder or sell deposited securities represented by the ADSs to pay any taxes owed and the ADS holder will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes. Reclassifications, Recapitalizations and Mergers If we: Then: Change the nominal or par value of our shares; The cash, shares or other securities received by the depositary will become deposited securities. Each ADS Reclassify, split up or consolidate any of the deposited will automatically represent its equal share of the new securities; deposited securities; Distribute securities on the shares that are not distributed to and, the ADS holder; or, The depositary may distribute new ADSs representing Recapitalize, reorganize, merge, liquidate, sell all or the new deposited securities or ask the ADS holder to substantially all of the Company’s assets, or take any similar surrender outstanding ADRs in exchange for new action ADRs identifying the new deposited securities. Amendment and Termination How may the deposit agreement be amended?

The Company may agree with the depositary to amend the deposit agreement and the ADRs without the ADS holders’ consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, the ADS holders are considered, by continuing to hold ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. How may the deposit agreement be terminated? The depositary will terminate the deposit agreement at the Company’s direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to the Company and the ADS holders if 60 days have passed since the depositary told the Company it wants to resign but a successor depositary has not been appointed and accepted its appointment. After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination the Company’s only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that the Company agreed to pay. Limitations on Obligations and Liability Limits on the Company’s Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs The deposit agreement expressly limits the Company’s obligations and the obligations of the depositary. It also limits the Company’s liability and the liability of the depositary. The Company and the depositary:  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;  are not liable if the Company is or is prevented or delayed by law or circumstances beyond the Company’s control from performing its obligations under the deposit agreement;  are not liable if the Company or it exercises discretion permitted under the deposit agreement;  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on the ADS holder’s behalf or on behalf of any other person; and  may rely upon any documents the Company believes or it believes in good faith to be genuine and to have been signed or presented by the proper person. In the deposit agreement, the Company and the depositary agree to indemnify each other under certain circumstances. Requirements for Depositary Actions Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

 satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents. The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or the Company’s transfer books are closed or at any time if the depositary or the Company think it advisable to do so. The ADS holder’s Right to Receive the Shares Underlying the ADS holder’s ADSs ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:  when temporary delays arise because: (i) the depositary has closed its transfer books or the Company has closed its transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) the Company is paying a dividend on its shares;  when the ADS holder owes money to pay fees, taxes and similar charges; or  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities. This right of withdrawal may not be limited by any other provision of the deposit agreement. Pre-Release The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The deposit agreement permits the depositary to deliver shares before surrender of ADSs if the shares are delivered to a South African bank. This is called a pre-release of the shares. Pre-release of ADSs and pre-release of shares is referred to generally as pre-release. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre- release of ADSs is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release of ADSs. The depositary may pre-release only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be remitted; (2) the pre- release is fully collateralized with cash or other collateral that the depositary considers appropriate and, in the case of a pre-release of shares, preceded or accompanied by an unconditional guaranty by a South-African bank to deliver ADSs for cancellation on the same calendar day on which the shares are delivered to the South-African bank (or, if such ADSs are not so delivered, to return the shares) and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so. Direct Registration System In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer. In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary. Shareholder Communications; Inspection of Register of Holders of ADSs; Disclosure of Interests The depositary will make available for the ADS holder’s inspection at its office all communications that it receives from the Company as a holder of deposited securities that the Company makes generally available to holders of deposited securities. The depositary will send the ADS holder copies of those communications if the Company asks it to. The ADS holder has a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to the Company’s business or the ADSs. In the deposit agreement, each ADS holder agrees to comply with requests from the Company pursuant to applicable law or the rules of any applicable stock exchange or clearing system, or the Company’s Memorandum of Incorporation, as to the capacity in which the ADS holder owns ADSs (and the ordinary shares as the case may be) and regarding the identity of any other persons interested in those ADSs (and the ordinary shares, as the case may be) and the nature of such interest and various other matters, whether or not they are ADSs holders at the time of such request.